As filed with the Securities and Exchange Commission on June 3, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE McCLATCHY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	52-2080478
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2100 “Q” Street, Sacramento, CA	95816
(Address of Principal Executive Offices)	(Zip Code)

The McClatchy Company 2004 Stock Incentive Plan

The McClatchy Company Employee Stock Purchase Plan

(Full title of the plan)

Karole Morgan-Prager, Esq.

Corporate Secretary and General Counsel

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

(Name and address of agent for service)

(916) 321-1828

(Telephone number, Including area code, of agent for service)

Copies to:

Margaret de Lisser, Esq.

Hogan & Hartson LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-Accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Common Stock, par value $0.01	6,000,000	$8.52	$51,120,000	$2,009
Class A Common Stock, par value $0.01	2,750,000	$8.52	$23,430,000	$921

(1)	An additional 6,000,000 shares of Class A common stock are being registered pursuant to The McClatchy Company 2004 Stock Incentive Plan, and an additional 2,750,000 shares of Class A common stock are being registered pursuant to The McClatchy Company Employee Stock Purchase Plan. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers, in addition to the number of shares of common stock shown above, an indeterminate number of shares of common stock which, by reason of certain events specified in the employee benefit plans described herein, may become subject to such plans.

(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 solely for purposes of calculating the registration fee, based on the average of the high and low prices per share of the common stock on June 2, 2008, as reported by the New York Stock Exchange.

EXPLANATORY NOTE

This registration statement is being filed to register an additional 6,000,000 shares of Class A common stock for offering and issuance pursuant to The McClatchy Company 2004 Stock Incentive Plan and an additional 2,750,000 shares of Class A common stock for offering and issuance pursuant to The McClatchy Company Employee Stock Purchase Plan. This Registration Statement consists of the facing page, this page, other required information, the signature page and required opinions, consents and other exhibits, and, as permitted by General Instruction E to Form S-8, this registration statement incorporates by reference the contents of (i) the Registration Statement on Form S-8, File No. 333-117850, filed by The McClatchy Company (the “Registrant”) on August 2, 2004, relating to The McClatchy Company 2004 Stock Incentive Plan; (ii) the Registration Statement on Form S-8, File No. 333-65104, filed by the Registrant on June 25, 1993, relating to the McClatchy Newspapers, Inc. Employee Stock Purchase Plan; and (iii) the Registration Statement on Form S-8, File No. 333-21704, filed by the Registrant on May 5, 1988, relating to the McClatchy Newspapers, Inc. Employee Stock Purchase Plan, other than the Prospectus included therein.

PART I

INCORPORATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the "SEC"), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in each respective plan as required by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the SEC as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference in this registration statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 30, 2007, filed with the SEC on February 28, 2008, including the information incorporated by reference in such Annual Report on Form 10-K from the Registrant’s definitive proxy statement for its annual meeting of stockholders, filed with the SEC on March 28, 2008;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 30, 2008, filed with the SEC on May 9, 2008;

(c)	Current Reports on Form 8-K filed with the SEC on January 18, 2008, March 31, 2008, as amended on April 1, 2008, May 8, 2008 and May 23, 2008; and

(d)	Description of the Registrant’s Class A common stock contained in its registration statement on Form 8-A, filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), dated November 28, 1988, as amended on December 9, 1988, and all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequent filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.	Directors and Officers

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The Registrant’s restated certificate of incorporation provides that the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

Insurance. The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

Item 8.	Exhibits.

The Registrant herewith files the exhibits identified below:

Exhibit No.	Description of Exhibit

4.1	The Registrant’s Restated Certificate of Incorporation dated June 26, 2006, included as Exhibit 3.1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 25, 2006.

4.2	The Registrant’s By-laws, as amended as of June 22, 2006, included as Exhibit 3.2 in the Company’s Current Report on Form 8-K filed June 28, 2006.

*5.1	Opinion of Hogan & Hartson L.L.P. with respect to the legality of the Class A common stock registered hereby.

10.1	The McClatchy Company 2004 Stock Incentive Plan, as amended and restated, included as Appendix A of the Registrant’s Proxy Statement on Schedule 14A filed on March 28, 2008.

10.2	The McClatchy Company Employee Stock Purchase Plan, as amended and restated, included as Appendix D of the Registrant’s Proxy Statement on Schedule 14A filed on March 28, 2008.

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page to this registration statement).

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, California, on this 3rd day of June 2008.

The McClatchy Company

By:	/s/ GARY B. PRUITT
Gary B. Pruitt
Chairman, President and Chief Executive Officer
(Duly Authorized Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary B. Pruitt, Patrick Talamantes and Karole Morgan-Prager, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact of any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 3, 2008.

Signature	Title

/s/ GARY B. PRUITT Gary B. Pruitt	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ PATRICK J. TALAMANTES Patrick J. Talamantes	Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ HAI NGUYEN Hai Nguyen	Controller (Principal Accounting Officer)

/s/ ELIZABETH BALLANTINE Elizabeth Ballantine	Director

/s/ LEROY BARNES, JR. Leroy Barnes, Jr.	Director

Signature	Title

/s/ WILLIAM K. COBLENTZ William K. Coblentz	Director

/s/ MOLLY MALONEY EVANGELISTI Molly Maloney Evangelisti	Director

/s/ KATHLEEN FOLEY FELDSTEIN Kathleen Foley Feldstein	Director

/s/ R. LARRY JINKS R. Larry Jinks	Director

/s/ JOAN F. LANE Joan F. Lane	Director

/s/ BROWN MCCLATCHY MALONEY Brown McClatchy Maloney	Director

/s/ KEVIN S. MCCLATCHY Kevin S. McClatchy	Director

/s/ WILLIAM MCCLATCHY William McClatchy	Director

/s/ THEODORE R. MITCHELL Theodore R. Mitchell	Director

/s/ S. DONLEY RITCHEY S. Donley Ritchey	Director

/s/ FREDERICK R. RUIZ Frederick R. Ruiz	Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	The Registrant’s Restated Certificate of Incorporation dated June 26, 2006, included as Exhibit 3.1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 25, 2006.

4.2	The Registrant’s By-laws as amended as of June 22, 2006, included as Exhibit 3.2 in the Company’s Current Report on Form 8-K filed June 28, 2006.

*5.1	Opinion of Hogan & Hartson L.L.P. with respect to the legality of the Class A common stock registered hereby.

10.1	The McClatchy Company 2004 Stock Incentive Plan, as amended and restated, included as Appendix A of the Registrant’s Proxy Statement on Schedule 14A filed on March 28, 2008.

10.2	The McClatchy Company Employee Stock Purchase Plan, as amended and restated, included as Appendix D of the Registrant’s Proxy Statement on Schedule 14A filed on March 28, 2008.

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page to this registration statement).

*	Filed herewith